Exhibit 10.2

666 Third Avenue New York, NY 10017	Tel: 212 953 4100	www.osg.com

9/11/2006

Mr. Ian Blackley
9 Castle Road
Chappaqua, NY  10514

Dear Ian:

We are pleased to confirm your offer as managing Director & Chief Operating Officer – OSG Ship Management (UK) Ltd., effective September 1, 2005.  The relevant components of this offer are as follows:

1.      Title and Position.  You will be Managing Director & Chief Operating Officer – OSG Ship Management (UK) Ltd., (“OSGUK”).  You will manage OSGUK (and all its subsidiaries) with principal responsibility for the technical operation of all vessels managed by OSGUK – currently OSG’s crude oil fleet and LNG fleet.  In this position, you will report directly to the Global Head of Shipping Operations.  You will continue to be based out of the New York office and on secondment in Newcastle for the duration of this assignment.  You will be located in Newcastle and will devote substantially all of your business time and reasonable best efforts to the performance of your duties and shall discharge your duties diligently, faithfully and in the best interests of the Company.

2.      Compensation and Benefits.   The Company will pay you a base salary at the rate of $375,000 (“Base Salary”) per year and you will be eligible for bonuses in accordance with our bonus plans which, for 2005, will be pro rated for the portion of the year you are employed in this new position.  You will continue to be paid out of this office and effectively carry forward your existing benefits and programs for which you are currently eligible.  The company will meet expenses of required filings including tax filings, and legal and tax advice that are incurred with this assignment.

3.      Tax Equalization.   During your assignment you will be eligible for tax equalization.  The objective of the company’s Tax Equalization Program is to ensure that you neither gain nor lose as a result of your foreign assignment.  The program ensures that your total taxes will be approximately the same during your foreign assignment as they would have been had employment continued here in the US.
During the year OSG will withhold a hypothetical tax which is an estimate of your US Federal and State tax liability on your company and personal income.  This calculation will be done prior to the start of your international assignment and will be adjusted during your international assignment if there is a change in your hypothetical tax.  Note, hypothetical tax withheld by OSG will be used for payment of actual taxes [or application towards additional costs relating to your overseas assignment].

666 Third Avenue New York, NY 10017	Tel: 212 953 4100	www.osg.com

At each year-end, after your US tax returns have been finalized, the final hypothetical tax liability will be computed.  This tax equalization calculation is based on applicable Federal and State tax laws in force during the period for which the calculation is being made.  The final hypothetical tax will be compared to the amounts withheld during the year.  A settlement between you and the Company will be made at that time.

4.      Moving Expenses.  In recognition of this move to Newcastle and the various expenses that may be incurred, you will be given a lump sum payment of $40,000.  Upon completion of this assignment, the company will meet all reasonable moving expenses for your return to the US.  This provision will not apply in the event of your voluntary resignation from the company.

5.      Termination.   If your employment with the Company terminates as a result of your resignation the Company will pay (i) any Base Salary earned but not yet paid, (ii) any accrued vacation pay, (iii) any bonus for any prior completed year earned to the extent provided under the terms of the applicable plan or program but not yet paid, and (iv) any amounts due under any other plan of the Company applicable to you.  You will not be entitled to any other amounts.

Once you have accepted this offer by signing this letter, please return a copy to me.

/s/Robert Johnston
Robert Johnston

Sr. Vice President and Chief Commercial Officer

Agreed & Accepted:

/s/Ian Blackley
Ian Blackley